UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 28, 2014

_____________________

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On August 28, 2014, the Board of Directors (the “Board”) of Response Biomedical Corp. (the “Company”) accepted the resignation of Peter A. Thompson as chairman of the Board, effective immediately. Dr. Thompson will continue to serve as a member of the Board. His resignation as chairman is not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

(d) Election of Director

On August 28, 2014, the Board appointed Lewis J. Shuster, a current Board member, as chairman of the Board, effective immediately.

Mr. Shuster joined the Board as a director and audit committee chairman in June 2011. Currently, he is the Chief Executive Officer of Shuster Capital. From 2003 to 2007, he served as CEO of Kemia Inc., a drug discovery and development company and had previously held executive positions with Invitrogen, including Chief Operating Officer. From 1994 through to 1999, while at Pharmacopeia, Inc. Mr. Shuster served as the firm’s Chief Financial Officer and later as COO of Pharmacopeia Labs. Mr. Shuster also served as EVP, Finance and Operations at Human Genome Sciences from 1992 to 1994. Prior to this, he served as EVP and then CEO of Microbiological Associates, from 1986 until 1992, where he led a successful turnaround of a failing leveraged buyout and built a profitable biological testing service business today known as BioReliance. He presently serves as a board of directors member and Audit Committee Chairman for Cleave Biosciences as well as HTG Molecular Diagnostics. Mr. Shuster also serves as a board of directors member of TissueNetix Inc., Active Motif and Mast Therapeutics, Inc. (NYSE MKT: MSTX).

In addition to the fees he receives for service as a director, Mr. Shuster will be entitled to receive a fee of $70,000 per annum for service as chairman of the Board.

There is no arrangement or understanding between Mr. Shuster and any other persons pursuant to which Mr. Shuster was appointed as chairman.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press release dated as of August 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORP.

By:	/s/William J. Adams
William J. Adams Chief Financial Officer

Date: August 29, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated as of August 28, 2014.